Exhibit 99

1st CONSTITUTION BANCORP

2020 DIRECTORS STOCK PLAN

1.           Purpose. The purpose of this 1st Constitution Bancorp 2020 Directors Stock Plan (the “Plan”) is to promote the success of 1st Constitution Bancorp, a New Jersey corporation (the “Company”), by providing a method whereby members of the Board of Directors of the Company and its subsidiaries who are not Employees of the Company or any of its Subsidiaries will be encouraged to further promote long-term shareholder value by increasing their personal interest in the continued success and progress of the Company.

2.           Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Change in Control” shall mean any of the following events occurring after the Effective Date:

(i)	the acquisition by any person, directly or indirectly, of beneficial ownership or power to vote more than thirty-five percent (35%) of the Company’s voting securities;

(ii)	during any period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (2/3) thereof; provided that, any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director;

(iii)	the consummation of a merger or consolidation (or similar transaction) of the Company with or into another company (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)	the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	upon approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

The term “person” as used above means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, or a person or persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under any employee benefit plan of the Company). Any other provision hereof to the contrary notwithstanding, no Change of Control shall be deemed to have occurred for purposes of the Plan as a result of any offering registered with the Securities and Exchange Commission of stock to the Company’s shareholders and/or other investors or other offering conducted by the Company to meet regulatory capital requirements at the demand of a bank regulatory authority.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated thereunder.

(d)          “Common Stock” shall mean the Company’s common stock, and any other equity securities of the Company that may be substituted or resubstituted for Common Stock pursuant to Section 4(c) hereof.

(e)          “Director” shall mean a member of the Board who is not an Employee. The term Director shall also mean any member of the board of directors of a subsidiary or affiliate of the Company, who is not an Employee.

(f)           “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)(i).

(g)          “Effective Date” shall mean the effective date specified in Section 12.

(h)          “Employee” shall mean an individual who is an active payroll employee of the Company or any of its Subsidiaries at a designated time.

(i)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and applicable rulings and regulations thereunder.

(j)           “Fair Market Value” shall mean the fair market value of Common Stock, as determined by the Board or under procedures established by the Board. Unless otherwise determined by the Board, the Fair Market Value of Common Stock as of any given date shall be determined as follows: (i) if the Common Stock is traded over-the-counter on the date in question, but is not classified as a national market issue, and the Common Stock is regularly traded in this manner, then Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the Nasdaq system for such date; or (ii) if the Common Stock is traded over-the-counter on the date in question and is classified as a national market issue, and is regularly traded in this manner, then the Fair Market Value shall be equal to the last-transaction price quoted by the Nasdaq system for such date; or (iii) if the Common Stock is traded on a stock exchange on the date in question, and is regularly traded in this manner, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or (iv) in the event (i), (ii) or (iii) do not apply, in such manner as the Board shall determine. In all events, Fair Market Value shall be determined in accordance with Section 409A of the Code.

(k)          “Grantee” shall mean a person to whom an Option or an award of Restricted Stock or Restricted Stock Units has been granted under the Plan.

(l)           “Option” shall mean an option to purchase Common Stock granted under Section 5 of the Plan. All Options will be nonqualified stock options, and will not be “incentive stock options” under Section 422 of the Code.

(m)         “Restricted Stock” shall mean Common Stock granted to a Director under Section 7 which is subject to certain restrictions and to a risk of forfeiture.

(n)          “Restricted Stock Unit” shall mean a Director’s right, granted under Section 7, to receive one share of Common Stock (or the cash equivalent), subject to certain restrictions and to a risk of forfeiture, at the end of such restricted period.

(o)          “Subsidiary” shall mean an entity 50% or more of the voting securities of which are owned directly or indirectly by the Company and its Subsidiaries excluding for this purpose securities which are held by a Subsidiary that is a bank in a fiduciary capacity.

3.           Administration

(a)          The Board shall administer the Plan. The Board shall have full power and authority to grant Options, Restricted Stock and Restricted Stock Units pursuant to the provisions of the Plan, to interpret the provisions of the Plan and any agreements reflecting Options, Restricted Stock and Restricted Stock Units issued under the Plan, and to supervise the administration of the Plan, including the adoption of the rules and regulations for the administration of the Plan. The Board does not have the authority to accelerate the vesting of any Option, Restricted Stock award or Restricted Stock Unit award provided hereunder except in the case of death, Disability or a Change in Control. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

(b)          All decisions of the Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees and Directors.

(c)          No member of the Board shall be liable for anything done or omitted to be done by him or her or any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

4.           Shares Subject to the Plan

(a)          The shares of Common Stock to be delivered upon exercise of Options granted and for awards of Restricted Stock and Restricted Stock Units under the Plan may be made available from the authorized but unissued shares of the Company or treasury shares or from shares reacquired by the Company, including shares purchased in the open market, or any combination thereof.

(b)          Subject to adjustments made pursuant to the provisions of Section 4(c), the aggregate number of shares to be delivered upon the exercise of all Options and for awards of Restricted Stock and Restricted Stock Units shall not exceed sixty thousand (60,000) shares of Common Stock plus any remaining available shares under the 2015 Directors Stock Plan.

(c)           In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan pursuant to Section 4(b) above, and the number or kind of shares subject to, and the Option price per share under, all outstanding Options and all outstanding awards of Restricted Stock and Restricted Stock Units shall be automatically adjusted so that the proportionate interest of the Grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

(d)          If an Option granted under the Plan shall expire or terminate for any reason, or if a share of Restricted Stock or a Restricted Stock Unit shall be forfeited, then the shares of Common Stock subject to, but not delivered under, such Option (or the forfeited Restricted Stock or Restricted Stock Unit shares) shall be available for other Option, Restricted Stock and Restricted Stock Unit grants under the Plan.

(e)          In each of the following situations, the number of shares that are not delivered to the Grantee shall not be available for subsequent issuance under the Plan:

(i)         If any shares subject to an Option are not delivered to a Grantee because such shares are used to satisfy the Option exercise price;

(ii)        If any shares subject to an Option or an award of Restricted Stock or Restricted Stock Units are not delivered to a Grantee because such shares are used to satisfy any liability to withhold federal, state or local income or other taxes; and

(iii)       If any shares subject to a Restricted Stock Unit award are not delivered to a Grantee because such award is paid in cash instead of shares of Common Stock.

5.           Eligibility and Extent of Participation

(a)          Persons eligible to receive Options, Restricted Stock awards and Restricted Stock Unit awards under the Plan shall consist only of individuals who are Directors at the time of grant and who are not then Employees.

(b)          The Board is authorized to grant Options, Restricted Stock and/or Restricted Stock Units to Directors in such amounts and at such times and upon such terms as it deems prudent and reasonable, and such grants need not be uniform as to all Directors. The terms of such grants shall be set forth in written award documents, to be provided to the Grantees.

(c)          Options, Restricted Stock and Restricted Stock Units shall not be transferable by the Grantee other than by will or the laws of descent and distribution, and Options shall be exercisable during his or her lifetime only by him or her or any other Person authorized to exercise the Option in accordance with the terms of the Plan.

(d)          Notwithstanding any term to the contrary in this Plan or in the terms of any Option agreement granted hereunder, the Board is specifically authorized (but not obligated) to terminate and distribute the cash value of any Option to a Director, former Director, or his or her beneficiary(ies) in the event that the Company undergoes (or is to undergo) a merger, consolidation, acquisition, asset sale, or other similar corporate event, if following such transaction the Company will no longer be filing reports with the Securities and Exchange Commission under Section 12 of the Exchange Act, or if all or substantially all Common Stock of the Company will be held by an entity or its affiliates, or in such other event as the Board deems prudent.

6.           Options.

(a)           Each Option granted under the Plan shall be evidenced by an agreement which shall be executed by the Grantee and, on behalf of the Company, by an officer of the Company, and shall contain such provisions consistent with the Plan as may be approved by the Board and may be supplemented and amended from time to time as approved by the Board.

(b)          The price at which shares of Common Stock may be purchased upon exercise of a particular Option shall be no less than 100 percent of the Fair Market Value of such shares at the time such Option is granted, but in no event less than the par value thereof (if any).

(c)          The Board shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price and withholding taxes, if any, may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Common Stock, other awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including notes and other contractual obligations to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by, or forms in which, Common Stock will be delivered or deemed to be delivered in satisfaction of Options to Grantees (including deferred delivery of shares representing the Option “profit,” at the election of the Grantee or as mandated by the Board, with such deferred shares subject to any vesting, forfeiture or other terms as the Board may specify). To the extent that an Option exercise price and/or withholding taxes, if any, may be paid in Common Stock as provided above, Common Stock delivered by the Grantee may be Common Stock that acquired upon exercise of one or more other Options, but only if such Common Stock has been held by the Grantee for at least six months.

(d)         An Option granted under the Plan may not be transferred except by will or the laws of descent and distribution. During the lifetime of a Grantee, an Option may be exercised only by the Grantee, or by a duly appointed legal guardian in the event of the legal disability of the Grantee. Except as specifically provided in the Plan, no person shall have any right to assign, transfer, alienate, pledge, encumber or subject to lien the benefits to which such person is entitled thereunder, and benefits under the Plan shall not be subject to adverse legal process of any kind. No prohibited assignment, transfer, alienation, pledge or encumbrance of benefits or subjection of benefits to lien or adverse legal process of any kind will be recognized by the Board, and in such case the Board may terminate the right of such person to such benefits and direct that they be held or applied for the benefit of such person, his or her spouse, children or other dependents in such manner and in such proportion as the Board deems advisable. If a person to whom benefits are due shall be or become incompetent, either physically or mentally, in the judgment of the Board, then the Board shall have the right to determine to whom such benefits shall be paid for the benefit of such person.

(e)          Options shall not be exercisable:

(i)         prior to the date on which the Option award document so states, nor after it expires, provided however, that an Option shall automatically become immediately exercisable in full if a Grantee ceases to be a Director by reason of his or her death or Disability, or upon a Change in Control, subject to applicable restrictions set forth in Section 11(a). Except to the extent otherwise provided in the Option grant agreement, unvested Options shall expire and be forfeited if a Director voluntarily ceases to be a Director;

(ii)         unless payment in full is made at the time of exercise in accordance with the terms of the Option award; and

(iii)        unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Director, except that

(A)       if such person shall cease to be a Director for reasons other than a Change in Control or his or her death or Disability, while holding an Option that has not expired and has not been fully exercised, such person, at any time within three years of the date he or she ceased to be such a Director (but in no event after the Option has expired), may exercise the exercisable portion of such Option with respect to any shares of Common Stock as to which he or she had not exercised the Option on the date he or she ceased to be a Director; or

(B)       if any person to whom an Option has been granted under this Plan shall cease to be a Director as a result of a Change in Control or his or her death or Disability holding an Option that has not expired and has not been fully exercised, he or she, or his or her legal guardian or his or her executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such termination of Director status as a result of a Change in Control, death or Disability (but in no event after the Option has expired) exercise the Option.

(f)           It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option, that the holder (or any beneficiary or person entitled to exercise such Option pursuant to the Plan) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

7.           Restricted Stock and Restricted Stock Units.

(a)          Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Board may determine at the date of grant (or thereafter). Except to the extent restricted under the terms of the Plan and any award document relating to Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirements imposed by the Board (and further subject to the provisions of subsection (f) below). In the case of Restricted Stock Units, no shares of Common Stock shall be issued at the time an award is made, and the Company shall not be required to set aside a fund for the payment of such award.

(b)          Restricted Stock and Restricted Stock Units will vest over such period as is determined by the Board, except that the Board may provide for earlier vesting in the event of a Change in Control or a Director’s death or Disability, subject to applicable restrictions set forth in Section 11(a).

(c)          Upon termination of service as a Director during the applicable restriction period, Restricted Stock and Restricted Stock Units that are at that time subject to restrictions shall be forfeited and, in the case of Restricted Stock, reacquired by the Company.

(d)          Restricted Stock and Restricted Stock Units granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, then the Board may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Grantee deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(e)          It shall be a condition to the obligation of the Company to issue or deliver shares of Common Stock upon vesting of a Restricted Stock award that the holder pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

(f)           As a condition to the grant of an award of Restricted Stock, the Board may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. With respect to Restricted Stock Units, the Board shall determine whether the Restricted Stock Unit award will be credited with dividend equivalents equal to dividends paid on Common Stock during the restricted period and, if so, when and in what form such dividend equivalents will be paid. Unless otherwise determined by the Board, Common Stock distributed in connection with a Common Stock split or Common Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property relates. For purposes of clarity, in no event shall any dividends or dividend equivalents be paid unless and until the award associated with such dividend or dividend equivalent has vested.

8.           Delivery of Shares. No shares shall be delivered pursuant to any exercise of an Option or vesting of Restricted Stock or Restricted Stock Units until the requirements of such laws and regulations as may be deemed by the Board to be applicable thereto are satisfied.

9.           Amendments, Suspension or Discontinuance. The Board may amend, suspend, or discontinue the Plan at any time. Except with the consent of a Grantee, no amendment, suspension or termination of the Plan shall impair the right of any recipient of any Options, Restricted Stock or Restricted Stock Units granted under the Plan, except to the extent otherwise provided herein.

10.         Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)          the adoption of a resolution of the Board terminating the Plan; or

(b)          ten years after the date the Plan is initially adopted.

11.         Miscellaneous.

(a)          The Company may, to the extent deemed necessary or advisable by the Board, postpone the issuance or delivery of Common Stock upon exercise of an Option or vesting of Restricted Stock or Restricted Stock Units or payment of other benefits under any award until completion of such registration or qualification of such stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Board may consider appropriate, and may require any Grantee to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)          All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

(c)           Proceeds from the sale of shares pursuant to Options granted under this Plan shall constitute general funds of the Company.

(d)          Upon any distribution of shares of Common Stock pursuant to any provision of the Plan, the distributee may be required to represent in writing that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for shares delivered under the Plan may include any legend which the Board or counsel for the Company deems appropriate to reflect any restrictions on transfers.

(e)          Except as expressly provided for in the Plan, no Director or other person shall have any claim or right to be granted an Option, Restricted Stock or Restricted Stock Unit under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any member of the Board or Director any right to be retained in the service of the Company or any of its subsidiaries or affiliates.

(f)           Notwithstanding anything else herein to the contrary, the minimum stated vesting period for Options and awards of Restricted Stock and Restricted Stock Units covering at least 95% of the shares of Common Stock reserved hereunder shall be one (1) year. Additionally, the maximum amount of compensation granted to any Director for services rendered or to be rendered as a member of the Board for any one calendar year shall not exceed one hundred thousand dollars ($100,000). For this purpose, the value of equity and equity instruments granted under this Plan shall be equal to fair value at the time of grant using U.S. GAAP. For purposes of clarity, such limitation shall not apply to non-compensatory payments or reimbursements for eligible out-of-pocket expenses. Such limitation shall apply to premiums paid on, or imputed income attributable to, bank owned life insurance for the Director under the Directors’ Insurance Plan.

12.         Effective Date. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative vote of the holders of a majority of the voting securities of the Company cast in person or by proxy and entitled to vote on the subject matter at a duly held meeting of the stockholders at which a quorum is present.